Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We have issued our report dated June 1, 2006, accompanying the consolidated financial statements of Chaparral Energy, Inc. and subsidiaries as of December 31, 2004 and 2005, and for each of the three years in the period ended December 31, 2005. We have also issued our report dated September 28, 2005, accompanying the financial statements of CEI Bristol Acquisition, LP as of December 31, 2003 and 2004, and for each of the three years in the period ended December 31, 2004. These reports are contained in Chaparral Energy, Inc.’s Registration Statement on Form S-4. We consent to the use of the aforementioned reports in the Registration Statement, and to the use of our name as it appears under the caption “Experts”.

/s/ GRANT THORNTON LLP

Oklahoma City, Oklahoma

June 2, 2006